CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MoneyGram International, Inc. on Form S-8 of our report dated March 8, 2004 and May 14, 2004 as to Note 20, relating to Viad Corp (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 described in Note 7 and the effects of discontinued operations due to the sale of Game Financial described in Note 20), and of our report dated March 26, 2004 relating to New Viad, as defined in the notes to the combined financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 described in Note 5), both of which appear in the Registration Statement on Form 10 of MoneyGram International, Inc.




/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Phoenix, Arizona
June 28, 2004